Exhibit 99.1

Spirit AeroSystems Holdings, Inc.
3801 S. Oliver
Wichita, KS 67210
www.spiritaero.com

Spirit AeroSystems Reports Fourth Quarter 2024 Results

Fourth Quarter 2024
•Revenues of $1.7 billion
•EPS of $(5.38); Adjusted EPS* of $(4.22)
•Cash provided by operations of $137 million; Free cash flow* of $91 million

Wichita, Kan., February 28, 2025 - Spirit AeroSystems Holdings, Inc. (NYSE: SPR) (“Spirit,” “Spirit AeroSystems” or the “Company”) reported fourth quarter and full-year 2024 financial results.
“As we advance toward the anticipated close of the acquisition by Boeing in mid-2025, we continue to make meaningful progress on several key fronts,” said Pat Shanahan, President and Chief Executive Officer, Spirit AeroSystems. “We’ve made significant strides to improve operations, and our teams are working diligently to develop thoughtful transition plans designed to position us for long-term success. These efforts underscore our commitment to a smooth integration while maintaining focus on delivering value for our customers, employees and stakeholders.”
“We are seeing the results of our process improvement initiatives this quarter with a meaningful increase in both the quality and number of deliveries. Deliveries were up twofold on the 737, 37% on the A220 and 15% on the A350 compared to the prior quarter,” said Irene Esteves, Executive Vice President and Chief Financial Officer, Spirit AeroSystems. “We believe this progress demonstrates that, with the right customer support, we are able to meet current demands while also investing for future production rate increases.”
Revenue
Spirit’s revenue in the fourth quarter of 2024 decreased from the same period of 2023, primarily due to the impacts from the Boeing Memorandum of Agreement (the “MOA”) executed in October 2023 including favorable pricing adjustments on the Boeing 787 program and the
* Non-GAAP financial measure, see Appendix for reconciliation reversal of the potential claim related to the Boeing 737 vertical fin attach fittings issue, partially offset by higher Defense and Space revenues in the fourth quarter of 2024. Overall deliveries increased during the fourth quarter of 2024 compared to the same period of 2023, including higher Boeing 737 deliveries.
Spirit’s backlog at the end of the fourth quarter of 2024 was approximately $47 billion, which includes work packages on all commercial platforms in the Airbus and Boeing backlog.
Earnings
Operating loss was recognized in the fourth quarter of 2024, compared to operating income in the same period of 2023. The operating income recognized in the fourth quarter of 2023 included the favorable impact of the Boeing MOA executed in October 2023 to the Boeing 787 program, including favorable change in estimates as well as a material right obligation liability reversal.
Total change in estimates in the fourth quarter of 2024 included net forward losses of $440 million and unfavorable cumulative catch-up adjustments for periods prior to the fourth quarter of $9 million. Net forward losses were mainly driven by the Boeing 787, Airbus A220 and Airbus A350 programs of $167 million, $73 million and $64 million, respectively, resulting from production performance as well as labor and supply chain cost growth. Excess capacity costs during the fourth quarter of 2024 were $54 million. In comparison, during the fourth quarter of 2023, as a result of the favorable impact of the Boeing MOA executed in October 2023, Spirit recognized forward loss reversals of $206 million and material right obligation liability reversal of $155 million related to the Boeing 787 program. Total changes in estimates in the fourth quarter of 2023 included net forward loss reversals of $51 million and unfavorable cumulative catch-up adjustments of $55 million. Additionally, excess capacity costs were $31 million in the same period of 2023.
Fourth quarter 2024 EPS was $(5.38), compared to $0.66 in the same period of 2023. Adjusted to exclude the incremental deferred tax asset valuation allowance, fourth quarter 2024 adjusted EPS* was $(4.22), compared to $0.62 in the fourth quarter of 2023, adjusted to exclude the incremental deferred tax asset valuation allowance and pension termination charges.
Cash
Cash from operations and free cash flow* during the fourth quarter of 2024 improved compared to the same period of 2023, largely resulting from higher Boeing 737 deliveries as well as the timing of working capital.
* Non-GAAP financial measure, see Appendix for reconciliation

During the fourth quarter of 2024, the Company announced agreements with both major customers, Boeing and Airbus, which provided cash funding. Boeing agreed to provide advance payments of up to $350 million and Airbus agreed to provide a non-interest bearing line of credit up to $107 million. As of the end of the fourth quarter of 2024, $200 million was advanced from Boeing and $70 million from Airbus. The Company’s cash balance at the end of the fourth quarter of 2024 was $537 million.
Developments in 2024 have resulted in significant reductions in projected revenue and cash flows over the next twelve months. These developments include production and delivery process changes implemented by Boeing, lower than planned 737 production rates and the lack of price increases on Airbus programs. Although the customer advances received in 2024 have provided essential operational liquidity, there can be no assurance that Spirit will be able to obtain additional advances from customers, repay current advances on the specified due dates, renegotiate the due dates or otherwise obtain additional liquidity as needed under acceptable terms or at all. We will need to obtain additional funding to sustain operations, as we expect to continue generating operating losses for the foreseeable future.
Management has developed a plan designed to improve liquidity. These plans are dependent upon many factors, including, among other things, the outcomes of active discussions related to the timing or amounts of repayment for certain customer advances, achieving forecasted 737 deliveries, the timing and expected proceeds received from certain divestitures and the expected timing and outcome of the transactions contemplated by the merger agreement with Boeing and the term sheet with Airbus announced June 30, 2024. Management is also evaluating additional strategies intended to improve liquidity to support operations, including, but not limited to, additional customer advances and restructuring of operations in an effort to increase efficiency and decrease expenses. However, there can be no assurance that these plans or strategies will sufficiently improve our liquidity needs or that we will otherwise realize the anticipated benefits. Accordingly, substantial doubt about the Company’s ability to continue as a going concern exists.
Pending Boeing Acquisition of Spirit AeroSystems Update
On June 30, 2024, the Company entered into an Agreement and Plan of Merger with The Boeing Company (the “Merger Agreement”). Upon completion of the merger, subject to the terms and conditions of the merger agreement, the Company would become a wholly owned subsidiary of Boeing. The closing of the transaction is expected to occur in mid-2025, subject to the completion of the divestiture of certain portions of Spirit’s business related to the
* Non-GAAP financial measure, see Appendix for reconciliation performance by Spirit and its subsidiaries of their obligations under their supply contracts with Airbus SE and other closing conditions, including receipt of regulatory approvals. In connection with the proposed merger, Spirit and Boeing have each received a request for additional information (“second request”) from the Federal Trade Commission as part of the regulatory review process under the Hard-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). The second request extends the waiting period imposed by the HSR Act until 30 days after Spirit and Boeing have substantially complied with the requests or the waiting period is terminated sooner by the Federal Trade Commission.
Subsequent Events
On November 17, 2024, Spirit and its subsidiary Fiber Materials Inc. (“FMI”) entered into a Stock Purchase Agreement with Tex-Tech Industries, Inc. (“Tex-Tech”) providing for, among other things, the acquisition by Tex-Tech from Spirit of all of the outstanding equity interests in FMI for an aggregate purchase price of $165 million in cash, subject to specified adjustments as set forth in the Stock Purchase Agreement. The underlying net assets of FMI were classified as held for sale as of December 31, 2024. The sale was completed on January 13, 2025. The Company expects to record a gain on sale during our first quarter of fiscal year 2025.
On January 22, 2025, the Company and Boeing entered into Amendment 2 to Memorandum of Agreement (the “April 2024 MOA Amendment”) amending the parties’ April 18, 2024 Memorandum of Agreement, as previously amended (the “April 2024 MOA”), by, among other things (1) replacing Article 5 “Repayment” of the April 2024 MOA and providing for the Company to repay to Boeing the $425 million of outstanding advances under the April 2024 MOA, as amended (the “Amended April 2024 MOA”), as follows: $75 million on April 1, 2026; $75 million on May 1, 2026; $75 million on June 1, 2026; $75 million on July 1, 2026; $75 million on August 1, 2026; and $50 million on September 1, 2026 (each of which dates would be a Repayment Date as defined in the Amended April 2024 MOA); and (2) providing that, in the event that the Merger Agreement is terminated in accordance with the terms of the Merger Agreement, the then outstanding advances under the Amended April 2024 MOA will become due and payable in full on April 1, 2026.
On January 22, 2025, the Company and Boeing entered into Amendment 2 to the 737 Production Rate Advance Memorandum of Agreement dated April 28, 2023 (the “April 2023 MOA Amendment”). The April 2023 MOA Amendment amended the parties’ Memorandum of Agreement dated April 28, 2023, as previously amended (the “April 2023 MOA”), by, among other things (1) replacing Section 4 “Advance” of the April 2023 MOA and providing for Spirit to
* Non-GAAP financial measure, see Appendix for reconciliation repay to Boeing the $180 million of outstanding advances under the April 2023 MOA, as amended (the “Amended April 2023 MOA”), as follows: $45 million on October 1, 2026, $45 million on November 1, 2026, $45 million on December 1, 2026 and $45 million on December 1, 2027 (each of which dates would be a Repayment Date as defined in the Amended April 2023 MOA); and (2) providing that, in the event that the Merger Agreement is terminated in accordance with its terms, the then outstanding advances under the Amended April 2023 MOA will become due and payable in full on April 1, 2026.
On January 31, 2025, the Company’s shareholders voted to approve the proposed acquisition of Spirit AeroSystems by The Boeing Company.
On February 14, 2025, the Company and its subsidiaries Spirit AeroSystems, Inc. and Spirit AeroSystems North Carolina, Inc. entered into (i) the First Amendment to Delayed-Draw Bridge Credit Agreement (the “Bridge Credit Agreement Amendment”) with Morgan Stanley Senior Funding, Inc. (“MSSF”), as lender and as administrative agent, with respect to the Company’s Delayed-Draw Bridge Credit Agreement, dated as of June 30, 2024 (as in effect prior to such date, the “Prior Bridge Credit Agreement”), with MSSF, as lender, as administrative agent and as collateral agent, and (ii) the Third Amendment to Term Loan Credit Agreement (the “TLB Credit Agreement Amendment” and, together with the Bridge Credit Agreement Amendment, the “Amendments”) with Bank of America, N.A. (“BofA”), as administrative agent, and the lenders party thereto with respect to the Term Loan Credit Agreement, dated as of October 5, 2020 (as amended and in effect prior to such date, the “Prior TLB Credit Agreement,” and each of the Prior TLB Credit Agreement and the Prior Bridge Credit Agreement a “Prior Credit Agreement”), among the Spirit AeroSystems Inc., BofA, as administrative agent and as collateral agent, and the lenders from time to time party thereto. Pursuant to the applicable Amendment, each Prior Credit Agreement was amended to remove the requirement that the audit opinion with respect to the Company’s annual financial statements for the fiscal year ending December 31, 2024 not be subject to a “going concern” qualification.
Segment Results
Commercial
Commercial segment revenue in the fourth quarter of 2024 decreased from the same period of the prior year, primarily due to the Boeing MOA executed in October 2023. Operating margin for the fourth quarter of 2024 decreased compared to the same period of 2023, primarily driven by the favorable changes in estimates recorded in the prior year resulting from the October 2023 Boeing MOA. In the fourth quarter of 2024, change in estimates for the segment
* Non-GAAP financial measure, see Appendix for reconciliation included $410 million of net forward losses and $20 million of unfavorable cumulative catch-up adjustments. Additionally, during the fourth quarter of 2024, the Commercial segment included excess capacity costs of $52 million. In comparison, during the fourth quarter of 2023, the segment recognized $64 million of net forward loss reversals, $51 million of unfavorable cumulative catch-up adjustments, and excess capacity costs of $30 million.
Defense & Space
Defense & Space segment revenue in the fourth quarter of 2024 increased from the same period of the prior year. This increase was primarily due to higher activity on the Sikorsky CH-53K and strategic programs. Operating margin for the fourth quarter of 2024 decreased compared to the same period of 2023, primarily due to higher forward losses, driven largely by the KC-135 program, and lower production on the KC-46 Tanker program during the quarter, partially offset by higher production activities on the Sikorsky CH-53K program and favorable cumulative catch-up adjustments, primarily related to strategic program activity. The segment recorded net forward losses of $30 million and favorable cumulative catch-up adjustments of $11 million. In comparison, during the fourth quarter of 2023, the segment recorded net forward losses of $13 million and unfavorable cumulative catch-up adjustments of $4 million.
Aftermarket
Aftermarket segment revenue in the fourth quarter of 2024 increased from the same period of the prior year, primarily due to higher spare part sales. Operating margin in the fourth quarter of 2024 decreased compared to the fourth quarter of 2023, primarily due to sales mix.
2024 Financial Outlook
In light of the Merger Agreement, and consistent with customary practice during the pendency of such transactions, Spirit will not provide guidance.
Additionally, due to the Merger Agreement, no conference call will be held in conjunction with this release. Full details of the Company's financial results are available in the Company’s Annual Report on Form 10-K.

* Non-GAAP financial measure, see Appendix for reconciliation

Cautionary Statement Regarding Forward-Looking Statements
You should read the discussion of our financial condition and results of operations in conjunction with the condensed consolidated financial statements and the notes to the condensed consolidated financial statements appearing in the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q. The press release may include “forward-looking statements” that involve many risks and uncertainties. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “aim,” “anticipate,” “believe,” “could,” “continue,” “designed,” “ensure,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “might,” “model,” “objective,” “outlook,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” and other similar words, or phrases, or the negative thereof, unless the context requires otherwise. These statements are based on circumstances as of the date on which the statements are made and they reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown, including, but not limited to, those described in the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the U.S. Securities and Exchange Commission (the “SEC”) (the “2024 Form 10-K”). Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements.

Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook include, but are not limited to, the following:

•our ability to continue as a going concern and satisfy our liquidity needs, the success of our liquidity enhancement plans, operational and efficiency initiatives, our ability to access the capital and credit markets (including as a result of any contractual limitations, including under the Agreement and Plan of Merger (the “Merger Agreement”), dated June 30, 2024, among Spirit AeroSystems Holdings, Inc. (“Holdings”), The Boeing Company (“Boeing”), and Sphere Acquisition Corp., a wholly-owned subsidiary of Boeing, the outcomes of discussions related to the timing or amounts of repayment for certain customer advances, and the costs and terms of any additional financing;
•the continued fragility of the global aerospace supply chain including our dependence on our suppliers, as well as the cost and availability of raw materials and purchased components, including increases in energy, freight, and other raw material costs as a result of inflation or continued global inflationary pressures;
•our ability and our suppliers’ ability and willingness to meet stringent delivery (including quality and timeliness) standards and accommodate changes in the build rates or model mix of aircraft under existing contractual commitments, including the ability or willingness to staff appropriately or expend capital for current production volumes and anticipated production volume increases;
•our ability to maintain continuing, uninterrupted production at our manufacturing facilities and our suppliers’ facilities;
•our ability, and our suppliers’ ability, to attract and retain the skilled work force necessary for production and development in an extremely competitive market;
•the effect of economic conditions, including increases in interest rates and inflation, on the demand for our and our customers’ products and services, on the industries and markets in which we operate in the U.S. and globally, and on the global aerospace supply chain;
•the general effect of geopolitical conditions, including Russia’s invasion of Ukraine and the resultant sanctions being imposed in response to the conflict, including any trade and transport restrictions;
•the conflict in the Middle East could impact certain suppliers’ ability to continue production or make timely deliveries of supplies required to produce and timely deliver our products, and may result in sanctions being imposed in response to the conflict, including trade and transport restrictions;
•our relationships with the unions representing many of our employees, including our ability to successfully negotiate new agreements, and avoid labor disputes and work stoppages with respect to our union-represented employees;
•the impact of significant health events, such as pandemics, contagions or other public health emergencies (including the COVID-19 pandemic) or fear of such events, on the demand for our and our customers’ products and services, and on the industries and markets in which we operate in the U.S. and globally;
•the timing and conditions surrounding the full worldwide return to service (including receiving the remaining regulatory approvals) of the B737 MAX, future demand for the aircraft, and any residual impacts of the B737 MAX grounding on production rates for the aircraft;
•our reliance on Boeing and Airbus SE and its affiliates for a significant portion of our revenues;
•the business condition and liquidity of our customers and their ability to satisfy their contractual obligations to the Company;
•the certainty of our backlog, including the ability of customers to cancel or delay orders prior to shipment on short notice, and the potential impact of regulatory approvals of existing and derivative models;
•our ability to accurately estimate and manage performance, cost, margins, and revenue under our contracts, and the potential for additional forward losses on new and maturing programs;
•our accounting estimates for revenue and costs for our contracts and potential changes to those estimates;
•our ability to continue to grow and diversify our business, execute our growth strategy, and secure replacement programs, including our ability to enter into profitable supply arrangements with additional customers;
•the outcome of product warranty or defective product claims and the impact settlement of such claims may have on our accounting assumptions;
•competitive conditions in the markets in which we operate, including in-sourcing by commercial aerospace original equipment manufacturers;
•our ability to successfully negotiate, or re-negotiate, future pricing under our supply agreements with Boeing, Airbus SE and its affiliates and other customers;
•the possibility that our cash flows may not be adequate for our additional capital needs;
•any reduction in our credit ratings;
•our ability to avoid or recover from cyber or other security attacks and other operations disruptions;
•legislative or regulatory actions, both domestic and foreign, impacting our operations, including the effect of changes in tax laws and rates and our ability to accurately calculate and estimate the effect of such changes;
•spending by the U.S. and other governments on defense;
•pension plan assumptions and future contributions;
•the effectiveness of our internal control over financial reporting;
•the outcome or impact of ongoing or future litigation, arbitration, claims, and regulatory actions or investigations, including our exposure to potential product liability and warranty claims;
•adequacy of our insurance coverage;
•our ability to continue selling certain receivables through our receivables financing programs;
•our ability to effectively integrate recent acquisitions, along with other acquisitions we pursue, and generate synergies and other cost savings therefrom, while avoiding unexpected costs, charges, expenses, and adverse changes to business relationships and business disruptions;
•the risks of doing business internationally, including fluctuations in foreign currency exchange rates, impositions of tariffs or embargoes, trade restrictions, compliance with foreign laws, and domestic and foreign government policies; and
•risks and uncertainties relating to the proposed acquisition of Spirit by Boeing (the “Merger”) pursuant to the Merger Agreement and the transactions contemplated by our term sheet with Airbus SE (the “Airbus Business Disposition” and, together with the Merger, the
* Non-GAAP financial measure, see Appendix for reconciliation

“Transactions”), including, among others, the possibility that we are unable to negotiate and enter into definitive agreements with Airbus SE and its affiliates with respect to the Airbus Business Disposition; the possible inability of the parties to a Transaction to obtain the required regulatory approvals for such Transaction and to satisfy the other conditions to the closing of such Transaction on a timely basis or at all; the possible occurrence of events that may give rise to a right of one or more of the parties to the Merger Agreement to terminate the Merger Agreement; the risk that we are unable to consummate the Transactions on a timely basis or at all for any reason, including, without limitation, failure to obtain the required regulatory approvals, or failure to satisfy other conditions the closing of either of the Transactions; the potential for the pendency of the Transactions or any failure to consummate the Transactions to adversely affect the market price of Spirit common stock or our financial performance or business relationships; risks relating to the value of Boeing common stock to be issued in the Merger; the possibility that the anticipated benefits of the Transactions cannot be realized in full or at all or may take longer to realize than expected; the possibility that costs or difficulties related to the integration of our operations with those of Boeing will be greater than expected; risks relating to significant transaction costs; the intended or actual tax treatment of the Transactions; litigation or other legal or regulatory action relating to the Transactions or otherwise relating to us or other parties to the Transactions instituted against us or such other parties or Spirit’s or such other parties’ respective directors and officers and the effect of the outcome of any such litigation or other legal or regulatory action; risks associated with contracts containing provisions that may be triggered by the Transactions; potential difficulties in retaining and hiring key personnel or arising in connection with labor disputes during the pendency of or following the Transactions; the risk of other Transaction-related disruptions to our business, including business plans and operations; the potential for the Transactions to divert the time and attention of management from ongoing business operations; the potential for contractual restrictions under the agreements relating to the Transactions to adversely affect our ability to pursue other business opportunities or strategic transactions; and competitors’ responses to the Transactions.

These factors are not exhaustive, and it is not possible for us to predict all factors that could cause actual results to differ materially from those reflected in our forward-looking statements. These factors speak only as of the date hereof, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. Except to the extent required by law, we undertake no obligation to, and expressly disclaim any obligation to, publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. You should review carefully the section captioned “Risk Factors” in the 2024 Form 10-K for a more complete discussion of these and other factors that may affect our business.

Contact information:
Investor Relations: Ryan Avey (316) 523-7040
Media: Joe Buccino (915) 245-7888
On the web: http://www.spiritaero.com
* Non-GAAP financial measure, see Appendix for reconciliation

Table 1. Summary Financial Results (unaudited)
	4th Quarter			Twelve Months
($ in millions, except per share data)	2024	2023	Change	2024	2023	Change

Revenues	$1,651	$1,813	(9%)	$6,317	$6,048	4%
Operating (Loss) Income	($577)	$215	**	($1,786)	($134)	**
Operating (Loss) Income as a % of Revenues	(34.9%)	11.9%	**	(28.3%)	(2.2%)	**
Net (Loss) Income	($631)	$75	**	($2,140)	($616)	**
Net (Loss) Income as a % of Revenues	(38.2%)	4.2%	**	(33.9%)	(10.2%)	**
Net (Loss) Income Per Share (Fully Diluted)	($5.38)	$0.66	**	($18.32)	($5.78)	**
Adjusted Net (Loss) Income Per Share (Fully Diluted)*	($4.22)	$0.62	**	($13.92)	($3.86)	**
Fully Diluted Weighted Avg Share Count	117.3	116.2		116.8	106.6

** Represents an amount in excess of 100% or not meaningful.

Table 2. Cash Flow, Cash and Total Debt (unaudited)
	4th Quarter			Twelve Months
($ in millions)	2024	2023	Change	2024	2023	Change

Cash provided by (used in) Operations	$137	$113	20%	($1,121)	($226)	**
Purchases of Property, Plant & Equipment	($46)	($72)	36%	($153)	($148)	(3%)
Free Cash Flow*	$91	$42	**	($1,273)	($374)	**

Cash and Total Debt				December 31, 2024	December 31, 2023

Cash				$537	$824
Total Debt				$4,394	$4,084

** Represents an amount in excess of 100% or not meaningful.

Table 3. Segment Reporting (unaudited)
	4th Quarter			Twelve Months
($ in millions)	2024	2023	Change	2024	2023	Change

Segment Revenues
Commercial	$1,265.1	$1,517.1	(16.6%)	$4,927.4	$4,885.0	0.9%
Defense & Space	268.7	205.3	30.9%	975.2	789.0	23.6%
Aftermarket	117.5	90.5	29.8%	414.0	373.9	10.7%
Total Segment Revenues	$1,651.3	$1,812.9	(8.9%)	$6,316.6	$6,047.9	4.4%

Segment (Loss) Earnings from Operations
Commercial	($468.3)	$266.5	**	($1,523.1)	$66.0	**
Defense & Space	(1.0)	3.7	**	94.7	44.7	**
Aftermarket	11.9	21.0	(43.3%)	55.3	82.4	(32.9%)
Total Segment Operating (Loss) Earnings	($457.4)	$291.2	**	($1,373.1)	$193.1	**

Segment Operating (Loss) Earnings as % of Revenues
Commercial	(37.0%)	17.6%	**	(30.9%)	1.4%	**
Defense & Space	(0.4%)	1.8%	**	9.7%	5.7%	400 BPS
Aftermarket	10.1%	23.2%	**	13.4%	22.0%	(860) BPS
Total Segment Operating (Loss) Earnings as % of Revenues	(27.7%)	16.1%	**	(21.7%)	3.2%	**

Unallocated Expense
SG&A	($106.6)	($64.7)	(64.8%)	($365.5)	($281.9)	(29.7%)
Research & Development	(13.1)	(11.5)	(13.9%)	(47.5)	(45.4)	(4.6%)
Total (Loss) Earnings from Operations	($577.1)	$215.0	**	($1,786.1)	($134.2)	**

Total Operating (Loss) Earnings as a % of Revenues	(34.9%)	11.9%	**	(28.3%)	(2.2%)	**

** Represents an amount in excess of 100% or not meaningful.
* Non-GAAP financial measure, see Appendix for reconciliation

Spirit Shipset Deliveries
(one shipset equals one aircraft)

	4th Quarter		Twelve Months
	2024	2023	2024	2023
B737	133	104	268	356
B767	5	9	25	33
B777	3	9	28	32
B787	19	11	55	36
Total Boeing	160	133	376	457

A220	26	20	82	63
A320 Family	181	150	648	573
A330	9	9	36	35
A350	15	17	59	54
Total Airbus	231	196	825	725

Business/Regional Jet	66	69	231	236

Total	457	398	1,432	1,418

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
	($ in millions, except per share data)
Net revenues	$1,651.3	$1,812.9	$6,316.6	$6,047.9
Operating costs and expenses:
Cost of sales	2,108.7	1,521.5	7,689.0	5,841.7
Selling, general and administrative	106.6	64.7	365.5	281.9
Restructuring costs	—	—	0.7	7.2
Research and development	13.1	11.5	47.5	45.4
Other operating expense	—	0.2	—	5.9
Total operating costs and expenses	2,228.4	1,597.9	8,102.7	6,182.1
Operating (loss) income	(577.1)	215.0	(1,786.1)	(134.2)
Interest expense and financing fee amortization	(100.2)	(97.6)	(353.5)	(318.7)
Other income (expense), net	28.3	(20.4)	(2.0)	(140.4)
(Loss) income before income taxes and equity in net (loss) income of affiliates	(649.0)	97.0	(2,141.6)	(593.3)
Income tax benefit (provision)	18.3	(21.4)	2.4	(22.5)
(Loss) income before equity in net (loss) income of affiliates	(630.7)	75.6	(2,139.2)	(615.8)
Equity in net (loss) income of affiliates	—	(0.1)	0.2	(0.3)
Net (loss) income	(630.7)	75.5	($2,139.0)	($616.1)
Less noncontrolling interest in earnings of subsidiary	(0.2)	(0.1)	(0.8)	(0.1)
Net (loss) income attributable to common shareholders	($630.9)	$75.4	($2,139.8)	($616.2)

(Loss) earnings per share
Basic	($5.38)	$0.68	($18.32)	($5.78)
Diluted	($5.38)	$0.66	($18.32)	($5.78)

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	December 31, 2024	December 31, 2023
	($ in millions)
Assets
Cash and cash equivalents	$537.0	$823.5
Restricted cash	—	0.1
Accounts receivable, net	395.3	585.5
Contract assets, short-term	777.9	522.9
Inventory, net	1,891.7	1,767.3
Assets of business held for sale	100.6	—
Other current assets	58.0	52.5
Total current assets	3,760.5	3,751.8
Property, plant and equipment, net	1,947.9	2,084.2
Intangible assets, net	149.5	196.2
Goodwill	630.0	631.2
Right of use assets	79.0	92.1
Pension assets	49.4	33.5
Restricted plan assets	41.2	61.1
Deferred income taxes	0.1	0.1
Other assets	105.2	99.9
Total assets	$6,762.8	$6,950.1
Liabilities
Accounts payable	$1,041.1	$1,106.8
Accrued expenses	453.3	420.1
Profit sharing	59.0	15.7
Current portion of long-term debt	424.5	64.8
Operating lease liabilities, short-term	10.0	9.1
Advance payments, short-term	158.1	38.3
Contract liabilities, short-term	270.3	192.6
Forward loss provision, short-term	471.5	256.6
Deferred revenue and other deferred credits, short-term	75.4	49.6
Customer financing, short-term	532.0	—
Liabilities of business held for sale	18.8	—
Other current liabilities	53.4	44.7
Total current liabilities	3,567.4	2,198.3
Long-term debt	3,969.7	4,018.7
Operating lease liabilities, long-term	69.8	84.3
Advance payments, long-term	181.0	301.9
Pension/OPEB obligation	24.9	30.3
Contract liabilities, long-term	177.4	161.3
Forward loss provision, long-term	799.8	224.1
Deferred revenue and other deferred credits, long-term	46.7	76.7
Deferred grant income liability — non-current	25.1	25.8
Deferred income taxes	7.8	9.1
Customer financing, long-term	372.0	180.0
Other non-current liabilities	137.2	135.5
Stockholders’ Equity (Deficit)
Common stock, Class A par value $0.01, 200,000,000 shares authorized, 117,266,121 and 116,054,291 shares issued and outstanding, respectively	1.2	1.2
Additional paid-in capital	1,457.6	1,429.1
Accumulated other comprehensive loss	(100.1)	(89.6)
Retained (deficit) earnings	(1,523.5)	616.3
Treasury stock, at cost (41,587,480 shares each period, respectively)	(2,456.7)	(2,456.7)
Total stockholders' equity (deficit)	(2,621.5)	(499.7)
Noncontrolling interest	5.5	3.8
Total equity (deficit)	(2,616.0)	(495.9)
Total liabilities and equity (deficit)	$6,762.8	$6,950.1

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	For the Twelve Months Ended
	December 31, 2024	December 31, 2023
	($ in millions)
Operating activities
Net loss	($2,139.0)	($616.1)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization expense	305.4	315.6
Amortization of deferred financing fees	15.4	12.6
Accretion of customer supply agreement	2.5	2.6
Employee stock compensation expense	38.1	29.2
Loss on extinguishment of debt	—	11.8
Gain from derivative instruments	(3.6)	(0.5)
(Gain) loss from foreign currency transactions	(12.1)	7.5
Loss on disposition of assets	2.0	6.9
Deferred taxes	3.7	18.1
Pension and other post-retirement plans (income) expense	(11.5)	55.1
Grant liability amortization	(1.2)	(1.1)
Equity in net (income) loss of affiliates	(0.2)	0.3
Forward loss provision	793.0	(194.9)
Asset impairment charges	2.0	—
Gain on settlement of financial instrument	(1.5)	(1.8)
Change in fair value of acquisition consideration and settlement	—	(2.4)
Gain on settlement of New Market Tax Credit incentive program	(5.7)	—
Changes in assets and liabilities
Accounts receivable, net	198.0	(96.6)
Contract assets	(280.3)	(18.0)
Inventory, net	(152.4)	(295.1)
Accounts payable and accrued liabilities	(49.9)	213.8
Profit sharing/deferred compensation	45.7	(25.0)
Advance payments	(0.2)	114.1
Income taxes receivable/payable	(1.6)	(3.4)
Contract liabilities	100.3	(3.0)
Pension plans employer contributions	(1.6)	186.6
Deferred revenue and other deferred credits	(3.6)	53.6
Other	37.4	4.3
Net cash used in operating activities	($1,120.9)	($225.8)
Investing activities
Purchase of property, plant and equipment	(152.5)	(148.0)
Other	0.1	0.2
Net cash used in investing activities	($152.4)	($147.8)
Financing activities
Proceeds from issuance of debt	360.5	242.7
Proceeds from issuance of long term bonds	—	1,200.0
Proceeds from issuance of common stock, net	—	220.7
Borrowings under revolving credit facility	1.6	5.4
Payment on revolving credit facility	(1.6)	(0.6)
Receipts from customer financing	764.0	180.0
Payments on customer financing	(40.0)	—
Principal payments of debt	(62.6)	(64.1)
Payments on term loan	(5.9)	(5.9)
Payments on bonds	—	(1,200.0)
Payment of acquisition consideration	—	(6.0)
Taxes paid related to net share settlement awards	(17.1)	(6.6)
Proceeds from issuance of ESPP stock	7.6	6.3
Debt issuance and financing costs	(11.0)	(28.5)
Payment of debt extinguishment costs	—	(11.8)
Other	(1.0)	—
Net cash provided by (used in) financing activities	$994.5	$531.6
Effect of exchange rate changes on cash and cash equivalents	(0.6)	9.5
Net increase (decrease) in cash, cash equivalents and restricted cash for the period	($279.4)	$167.5
Cash, cash equivalents, and restricted cash, beginning of the period	845.9	678.4
Cash, cash equivalents, and restricted cash, end of the period	$566.5	$845.9

Reconciliation of Cash and Cash Equivalents and Restricted Cash:	December 31, 2024	December 31, 2023
Cash and cash equivalents, beginning of the period	$823.5	$658.6
Restricted cash, short-term, beginning of the period	0.1	0.2
Restricted cash, long-term, beginning of the period	22.3	19.6
Cash, cash equivalents, and restricted cash, beginning of the period	$845.9	$678.4

Cash and cash equivalents, end of the period	$537.0	$823.5
Restricted cash, short-term, end of the period	—	0.1
Restricted cash, long-term, end of the period	29.5	22.3
Cash, cash equivalents, and restricted cash, end of the period	$566.5	$845.9
* Non-GAAP financial measure, see Appendix for reconciliation

Appendix
In addition to reporting our financial information using U.S. Generally Accepted Accounting Principles (GAAP), management believes that certain non-GAAP measures (which are indicated by * in this press release) provide investors with important perspectives into the company’s ongoing business performance. The non-GAAP measures we use in this press release are (i) adjusted diluted earnings (loss) per share and (ii) free cash flow, which are described further below. The Company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define and calculate the measures differently than we do, limiting the usefulness of the measures for comparison with other companies.

Adjusted Diluted Earnings (Loss) Per Share. To provide additional transparency, we have disclosed non-GAAP adjusted diluted earnings (loss) per share (Adjusted EPS). This metric excludes various items that are not considered to be directly related to our operating performance. Management uses Adjusted EPS as a measure of business performance, and we believe this information is useful in providing period-to-period comparisons of our results. The most comparable GAAP measure is diluted earnings (loss) per share.

Free Cash Flow. Free Cash Flow is defined as GAAP cash provided by (used in) operating activities (also referred to herein as “cash from operations”), less capital expenditures for property, plant and equipment. Management believes Free Cash Flow provides investors with an important perspective on the cash available for stockholders, debt repayments including capital leases, and acquisitions after making the capital investments required to support ongoing business operations and long-term value creation. Free Cash Flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures. The most comparable GAAP measure is cash provided by (used in) operating activities. Management uses Free Cash Flow as a measure to assess both business performance and overall liquidity.

The tables below provide reconciliations between the GAAP and non-GAAP measures.

Adjusted EPS

	4th Quarter		Twelve Months
	2024	2023	2024	2023

GAAP Diluted (Loss) Earnings Per Share	($5.38)	$0.66	($18.32)	($5.78)
Deferred Tax Asset Valuation Allowance (a)	1.16	(0.01)	4.40	1.49
Pension Termination Charges (b)	—	(0.03)	—	0.43
Adjusted Diluted Earnings (Loss) Per Share	($4.22)	$0.62	($13.92)	($3.86)

Diluted Shares (in millions)	117.3	116.2	116.8	106.6

(a) Represents the deferred tax asset valuation allowance (included in Income tax provision)

(b) Represents the non-cash charges related to the termination of the U.S. Pension Value Plan A (included in Other income)

Free Cash Flow

	4th Quarter		Twelve Months
($ in millions)	2024	2023	2024	2023

Cash from Operations	$137	$113	($1,121)	($226)
Capital Expenditures	(46)	(72)	(153)	(148)
Free Cash Flow	$91	$42	($1,273)	($374)